Exhibit 10.23

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT IN COMPLIANCE THEREWITH.

THIS DEBT INSTRUMENT IS BEING ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273(a) OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). THE HOLDER MAY OBTAIN THE “ISSUE PRICE”, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE “ISSUE DATE” AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO: THE ISSUER, C/O WELSH, CARSON, ANDERSON & STOWE, 320 PARK AVENUE, SUITE 2500, NEW YORK, NEW YORK 10022.

No. 1	$5,000,000

VALERITAS, INC.

DUE September 8, 2021

THIS NOTE (this “Note”) is a duly authorized issue of notes of Valeritas, Inc., a Delaware corporation (the “Issuer”), designated as its 10% Notes Due September 8, 2021 (the “Maturity Date”), in an aggregate principal amount of Five Million U.S. Dollars (U.S. $5,000,000) (the “Note”).

FOR VALUE RECEIVED, the Issuer promises to pay to WCAS Capital Partners IV, L.P., a Delaware limited partnership (“CP IV”), or a transferee thereof (together with CP IV’s successors and transferees, the “Holder”), the aggregate principal sum of Five Million U.S. Dollars (U.S. $5,000,000) on the Maturity Date and to pay interest (each, an “Interest Payment”) on the principal sum outstanding from time to time under this Note (the “Outstanding Principal Amount”). Interest on this Note will accrue at the rate per annum equal to 10% and will be due and payable in cash in arrears each June 30 and December 31 (each an “Interest Payment Date”), commencing with December 31, 2011. If the Issuer fails to pay any Outstanding Principal Amount and any interest thereon when due, at maturity, on redemption, upon acceleration or otherwise (the amount of such payment, a “Payment Amount”), then any portion of the Payment Amount shall bear interest, payable on demand, at a rate per annum equal to 12% (or, if less, the maximum interest rate then permitted by applicable law) from the due date thereof (whether at maturity, upon acceleration or otherwise) until paid in full in cash.

Interest will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date is not a Business Day, then the Interest Payment otherwise payable on such Interest Payment Date shall be due and payable on the Business Day immediately following such Interest Payment Date. Interest Payments will be paid to the Person in whose name this Note is registered on the Notes Register on the Business Day prior to the applicable payment date. The Issuer shall maintain the Notes Register at its principal office in which it shall provide for the registration of Notes and of transfers and exchanges thereof.

This Note is subject to the following additional provisions:

ARTICLE 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such first Person. “Control” shall mean, with respect to a Person, possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management or policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. The words “Controlling” and “Controlled” have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to be “controlled” by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting powers for the election of directors, managing general partners or equivalent governing body of such Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person as lessee under a lease (or other similar arrangement) which at the time would be required to be capitalized on a balance sheet of such lessee in accordance with GAAP; and, for the purposes of this Note, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” shall mean investments in (i) certificates of deposit, time deposits, eurodollar time deposits and other interest bearing deposits or accounts (including, without limitation, money market accounts) with any United States commercial banks (including, without limitation, United States branches of foreign banks) having, or whose parent corporation has, a combined capital and surplus of at least $500,000,000, which mature within one (1) year from the date of investment, (ii) obligations issued or unconditionally guaranteed or insured by the United States government, any agency or instrumentality thereof and backed by the full faith and credit of the United States government, which obligations mature within one (1) year from the date of investment, (iii) direct obligations issued by any United States state or political subdivision thereof, which mature within one (1) year from the date of investment and have a rating of at least A-2 from Standard & Poor’s Corporation or P-2 from Moody’s Investors Service on the date of investment or (iv) commercial paper which has a rating of at least A-1 from Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor, or P-2 from Moody’s Investors Service, or any successor, on the date of investment.

“Change of Control” means (a) a merger or consolidation involving the Issuer or a sale, exchange, conveyance or other disposition of voting securities of the Issuer to a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), in a single transaction or series of related transactions, if, as a result of such merger, consolidation, sale, exchange conveyance or other disposition, the stockholders of Issuer immediately prior to such merger, consolidation, exchange, conveyance or other disposition (determined at the time of the first of such series of transactions) beneficially own (within the meaning of Section 13(d)(3) of the Exchange Act) less than a majority of the voting power of the Issuer (or, if applicable, successor to the Issuer or acquiring entity (or parent thereof)) immediately after such merger, consolidation, sale, exchange, conveyance or other disposition or series of such transactions; (b) any person or “group” (within the meaning of Sections 13(d)(3) of the Exchange Act), other than the Permitted Holders is or becomes the beneficial owner, directly or indirectly, a majority of the total voting power of all of the issued and outstanding Equity Interests of the Issuer entitled to vote for the election of directors of the Issuer; (c) a single transaction or series of related transactions pursuant to which any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires all or substantially all of the Issuer’s assets determined on a consolidated basis, including through the purchase of equity securities of one or more Subsidiaries of the Issuer (it being understood that a sale (or multiple related sales) of one or more Subsidiaries of the Issuer (whether by way or merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Issuer shall be deemed a sale of substantially all of the assets of the Issuer for purposes of this definition); and (d) any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than any of the Permitted Holders, shall succeed in having a majority of its or their nominees elected to the Board of Directors of the Issuer.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income of the Issuer for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication, (i) total interest expense; (ii) the provision for taxes based on income or profits; (iii) the total amount of depreciation and amortization expense; (iv) the amount of management, monitoring, consulting, transaction and advisory fees paid or accrued during such period to the Sponsors in accordance with the Management Agreement; and (v) non-cash expenses related to goodwill, trademarks and other intangible asset impairment; and minus (c) to the extent added in determining Consolidated Net Income for such period, the sum of the following for such period (without duplication): (1) interest income for such period and (2) other non-cash income or gains.

“Consolidated Net Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, net income as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-tax extraordinary, unusual or non-recurring gains, losses or charges;

(ii) the cumulative effect of a change in accounting principle(s) during such period;

(iii) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any Equity Interests of any Person) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations;

(iv) equity-based awards and compensation expense, non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(v) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness; and

(vi) effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and any other noncash charges resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens) included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date; provided, that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit or (ii) obligations under Swap Contracts.

“Default” shall mean any of the events specified in Section 11.01, which after the giving of notice or the lapse of time set forth in Section 11.01, or both, would constitute an Event of Default.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback, assignment (other than an assignment for security), conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, Initial Public Offering or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control, Initial Public Offering or asset sale event shall be subject to the occurrence of the Maturity Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after the Maturity Date.

“Equity Interests” means, with respect to any Person, shares of capital stock (or other ownership or profit interests in), limited liability company interests, membership interests or other equivalents of such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in), limited liability company interests, membership interests or other equivalents such Person, securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in), limited liability company interests, membership interests or other equivalents of such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Events of Default” has the meaning set forth in Section 11.01.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guaranty” or “Guaranteed,” as shall mean any agreement, undertaking or arrangement by which any Person guarantees or otherwise becomes or is contingently liable upon the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection). The amount of any Guaranty hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the obligations in respect of which such Guaranty is made.

“Holder” has the meaning set forth on the first page of this Note.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accrued expenses and trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) the face amount of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all net obligations of such Person under interest rate protection, swap agreements and collar agreements (such obligations to be equal to the termination value of such agreement giving rise to such obligation that would be payable by such person at such time) and (k) Disqualified Equity Interests.

“Indemnitee” has the meaning set forth in Article 20.

“Initial Public Offering” shall mean the initial public offering of the common stock of the IPO Issuer.

“Interest Payment Date” has the meaning set forth on the first page of this Note.

“Interest Payment” has the meaning set forth on the first page of this Note.

“Investment” shall mean, with respect to the Issuer or any of its Restricted Subsidiaries, any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guaranty or other contingent liability with respect to the Equity Interests, indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any Equity Interests or other securities of such other Person. The amount of any Investment shall be the original principal or capital amount thereof, less all returns of principal or equity thereon and other cash returns thereof, less all liabilities expressly assumed by a Person (other than the Issuer or any of its Subsidiaries) in connection with the sale of such Investment and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IPO Issuer” shall mean the Issuer or any parent company of the Issuer.

“Issue Date” means September 8, 2011.

“Issuer” has the meaning set forth on the first page of this Note.

“Leverage Ratio” means as of the any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarter period most recently ended for which financial statements described in Section 5.01(a) or (b) of the Issuer are available.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge or other agreement not to pledge, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

“Management Agreement” shall mean that certain management agreement dated as of September 8, 2011 between the Sponsor and the Issuer, as the same may be amended, modified or replaced from time to time following the Issue Date.

“Mandatory Redemption Date” has the meaning set forth in Section 2.01(b).

“Material Adverse Effect” shall mean any material adverse effect upon any of the following: (a) the business, assets, properties, liabilities, financial condition, or results of operations of the Issuer and its Restricted Subsidiaries on a consolidated basis, taken as a whole, or (b) upon the binding nature, validity, or enforceability of the Notes, or (c) the ability of the Issuer and its Restricted Subsidiaries to perform the payment obligations under the Notes.

“Maturity Date” has the meaning set forth on the first page of this Note.

“Net Proceeds (Asset Sales)” shall mean, with respect to any sale or other disposition of material assets (excluding any asset disposition permitted by Section 6.02 (other than clause (j) thereof)) by the Issuer or any Restricted Subsidiary, the positive difference between (a) the aggregate amount of cash or Cash Equivalents received (including proceeds of insurance paid with respect to lost or damaged assets, awards arising from condemnation of assets or taking by eminent domain and including by way of sale or discounting of a note, installment receivable or other receivable (but, in each case, only as and when received)), and (b) the sum of (i) all legal, title and recording tax expenses, commissions and other reasonable fees and expenses (including, without limitation, attorneys’ fees, accountants’ fees, consultant fees’, investment banking fees, brokerage fees and commissions), incurred in connection with such event or the procurement of any such cash or Cash Equivalents and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability as a consequence of such event, (ii) all payments made by the Issuer or its Restricted Subsidiaries on any Indebtedness which is secured by the assets subject to such asset sale or other disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or other disposition or by applicable law, be repaid out of the proceeds from such asset sale or other disposition, (iii) any reasonable reserves established in connection therewith, (iv) reasonable holdbacks and (v) indemnity obligations (fixed or contingent) relating thereto.

“Note” has the meaning set forth on the first page of this Note.

“Noteholders” means the registered Holders from time to time of the Notes.

“Notes Register” means the register maintained by the Issuer, which includes a list of the names and addresses of each Holder, as well as the Outstanding Principal Amount and interest amount owing to such Holder from time to time. The entries in the Notes Register shall be conclusive, and the Issuer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Note. The Notes Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice.

“Notes” has the meaning set forth on the first page of this Note.

“Optional Redemption Date” has the meaning set forth in Section 2.01(a).

“Optional Redemption Notice” has the meaning set forth in Section 2.01(a).

“Outstanding Principal Amount” has the meaning set forth on the first page of this Note.

“Payment Amount” has the meaning set forth on the second page of this Note.

“Permitted Holders” shall mean each of (i) the Sponsor and (ii) limited partners of the Sponsor.

“Permitted Transferee” means a holder of the Note pursuant to a valid transfer or assignment in compliance with Article 15.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Redemption Date” has the meaning set forth in Section 2.01(b).

“Redemption Price” has the meaning set forth in Section 2.01(a).

“Required Noteholders” means, as of any date, the holders of more than 50% of the Notes.

“Restricted Payment” shall mean (a) any direct or indirect distribution or dividend to any Person on account of any Equity Interests of the Issuer or any of its Restricted Subsidiaries (other than dividends payable solely in stock of or other Equity Interests in such Person and stock splits), including, without limitation, any direct or indirect distribution or dividend to any Person on account of any warrants or other rights or options to acquire Equity Interests of the Issuer or any of its Restricted Subsidiaries, (b) any payment (including, without limitation, any sinking fund payment, prepayment or installment payment) on account of the purchase, redemption, defeasance or other acquisition or retirement of any Equity Interest in the Issuer or any of its Restricted Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of capital stock or other Equity Interests in the Issuer or any of its Restricted Subsidiaries, (c) any payment of principal of, or interest on, or payment into a sinking fund for the retirement of, or any defeasance of, subordinated debt of the Issuer or any of its Restricted Subsidiaries or (d) any management, consulting or similar fees, or any interest thereon, payable by the Issuer or any of its Restricted Subsidiaries to any of their respective Affiliates.

“Restricted Subsidiary” means any Subsidiary of the Issuer which is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means any Indebtedness of the Issuer or one of its Restricted Subsidiaries permitted to be incurred under the terms of the Notes, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; provided, however, that Senior Debt shall not include:

(A) accounts payable or any other obligations of the Issuer or a Restricted Subsidiary to trade creditors created or assumed by the Issuer or a Restricted Subsidiary in the ordinary course of business in connection with the obtaining of materials or services (including guarantees thereof or instruments evidencing such liabilities);

(B) any liability for U.S. Federal, state, local or other taxes owed or owing by the Issuer or a Restricted Subsidiary;

(C) any obligation of the Issuer or a Restricted Subsidiary to any Subsidiary; or

(D) any obligations with respect to any Equity Interests of the Issuer.

“Sponsor” means each of Welsh, Carson, Anderson & Stowe XI, L.P., CP IV and WCAS Management Corporation, and each of their respective Affiliates and related investment funds and the individual general partners of each of the foregoing partnerships.

“Subsidiary” shall mean, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding Equity Interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Issuer in the manner provided herein and (b) any Subsidiary of an Unrestricted Subsidiary. The Issuer may designate any of its newly acquired or newly formed Subsidiaries after the date hereof to be an

Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total assets of $10,000 or less at the time of designation. The value of the total assets of the Subsidiary to be designated as an Unrestricted Subsidiary shall be determined in good faith by the Issuer’s board of directors or similar governing body and certified to the Holder. The Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing or result therefrom.

ARTICLE 2

REDEMPTION

Section 2.01 (a) Redemption at Option of the Issuer. At any time and from time to time after the Issue Date, the Issuer may deliver a written notice to the Holder (the “Optional Redemption Notice”), indicating that the Issuer has elected to redeem, and is requiring the Holder to submit for redemption, subject to Section 2.01(d), all or any portion of this Note for an amount in cash as set forth below (the “Redemption Price”). The Redemption Price with respect to any such date shall be equal to 100% of the Outstanding Principal Amount of this Note to be redeemed, plus accrued and unpaid interest on such Outstanding Principal Amount to the Redemption Date.

The Optional Redemption Notice shall be sent by facsimile and overnight courier to the Holder and shall indicate (w) the date fixed for redemption, which shall be not less than five (5) Business Days or more than 30 days after the effective date of the Optional Redemption Notice (the “Optional Redemption Date”), (x) the Outstanding Principal Amount of this Note to be redeemed, (y) the place or places where this Note is to be surrendered for payment of the Redemption Price and (z) that interest on the portion of this Note to be redeemed will cease to accrue on such Optional Redemption Date. An Optional Redemption Notice may not be conditional.

(b) Mandatory Redemption.

(i) Change of Control. The Issuer shall redeem concurrently with any Change of Control all of the Notes for an amount in cash equal to the Redemption Price.

(ii) Repayments Upon Sales of Assets. Subject to prior application in accordance with the terms of any documentation governing any Senior Debt, unless otherwise agreed by the Required Noteholders, on the fifth Business Day following the receipt of Net Proceeds (Asset Sales) in an aggregate amount greater than $15,000,000 for each fiscal year of the Issuer other than sale of inventory in the ordinary course of business, the Notes shall be repaid in an amount equal to such Net Proceeds (Asset Sales), together with any accrued interest on the portion of the Notes repaid; provided, however, that no such repayment shall be required if the Issuer notifies the Noteholders on or before the date such repayment would otherwise be required under this Section 2.01(b)(ii) that the Issuer or its Subsidiaries intend to use any or all of such Net Proceeds

(Asset Sales) to invest in capital assets or Investments in the business of the Issuer or its Subsidiaries within twelve (12) months of the date of such sale, lease, transfer or other disposition, in which case, the repayment of the Notes which is otherwise required under this Section 2.01(b)(ii) up to the amount of the Net Proceeds (Asset Sales) to be reinvested pursuant to this Section 2.01(b)(ii) need not be made, but if all or part of such Net Proceeds (Asset Sales) are not used within such twelve (12) month period (or committed to be reinvested and actually so reinvested within 90 days after such 12 month period), then the Notes shall be repaid by an amount equal to the Net Proceeds (Asset Sales) calculated based on the portion of Net Proceeds (Asset Sales) not invested pursuant to this Section 2.01(b)(ii) on the day immediately following such twelve (12) month period (or 90 day period thereafter to the extent so committed to be reinvested within such 12 month period). Such repayments shall be applied to the principal amount of the Notes, on a pro rata basis. Notwithstanding the foregoing provisions of this Section 2.01(b)(ii), if at the time the Issuer would otherwise be required to required to repay the Notes pursuant to this Section 2.01(b)(ii), the Issuer does not have access to the applicable Net Proceeds (Assets Sales) as a result of a restriction contained in any documentation governing any Senior Debt, then the Issuer shall have no obligation to repay the Notes pursuant to this Section 2.01(b)(ii) until such time as and to the extent such restriction no longer applies.

The date of any such consummation pursuant to clause (i) or (ii) above is referred to herein as a “Mandatory Redemption Date”, and any Optional Redemption Date or Mandatory Redemption Date is referred to herein as a “Redemption Date”.

(c) Procedures. If the Issuer has elected to exercise its redemption right pursuant to Section 2.01(a), or in the case of a mandatory redemption event described in Section 2.01(b), the Issuer shall pay to the Holder, in cash, on the Redemption Date, by wire transfer of immediately available funds to an account designated in writing by the Holder, an amount equal to the Redemption Price. In the event that less than the entire Outstanding Principal Amount of this Note is being redeemed, then the Issuer shall, at its own expense, issue and deliver to the Holder within five (5) Business Days after delivery to the Issuer of this Note, a replacement Note for the Outstanding Principal Amount of this Note not redeemed by the Issuer.

If the Issuer has elected to exercise its redemption right pursuant to Section 2.01(a), or in the case of a mandatory redemption event described in Section 2.01(b) this Note (or portion hereof to be redeemed) shall, on the Redemption Date, become due and payable at the applicable Redemption Price and from and after such date (unless the Issuer shall default in the payment of the Redemption Price) this Note (or portion hereof that was redeemed) shall cease to bear interest. Upon surrender of this Note for redemption in accordance with said notice, this Note (or portion hereof to be redeemed) shall be paid by the Issuer at the Redemption Price.

(d) If the applicable Redemption Date is an Interest Payment Date, the Interest Payment becoming due on such date shall be payable to the Holder. Notwithstanding anything herein to the contrary, the Issuer may only exercise its rights pursuant to Section 2.01(a) so as to redeem Notes from all Noteholders in proportion to the Outstanding Principal Amount of all Notes held by each such Noteholder on the applicable Redemption Date.

ARTICLE 3

NO REISSUANCE OF NOTE

No Notes acquired by the Issuer by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such Notes shall be retired. Except as contemplated by Section 2.01(c), no additional Notes shall be authorized or issued without the consent of the Required Noteholders.

ARTICLE 4

NO IMPAIRMENT

Except as otherwise approved in writing by the Required Noteholders, the Issuer shall not intentionally take any action which would impair the rights and privileges of this Note set forth herein or the Holder hereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

Section 5.01 Financial Statements and Reports. The Issuer shall furnish to the Holder the following financial information:

(a) Annual Financial Statements. Within 120 days after the end of each fiscal year of the Issuer, the audited consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of an independent certified public accountants of recognized United States standing.

(b) Quarterly Financial Statements. Within 45 days after the last day of each of the first three fiscal quarters of the Issuer, the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of operations and the related consolidated statements of cash flows for such fiscal quarter, which shall set forth in comparative form such figures as of the end of and for such fiscal quarter from the prior fiscal year and shall be certified by the Issuer in a certificate executed on behalf of the Issuer by its chief financial officer to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Issuer on a consolidated basis with its Restricted Subsidiaries as of the end of such period and the results of operations for such period, and for the elapsed portion of the fiscal year ended with the last day of such period, subject only to normal year end and audit adjustments and the absence of footnotes and supplementary information.

(c) No Default. Concurrently with each delivery of financial statements pursuant to clauses (a) or (b) of this Section 5.01 a certificate executed on behalf of the Issuer by the chief financial officer certifying that no event has occurred and is continuing which constitutes a Default or Event of Default, or describing each such event and the remedial steps being taken by the Issuer.

(d) Other Information. Promptly, such additional financial and other information (x) concerning the Issuer or any of its Restricted Subsidiaries as the Holder may from time to time reasonably request or (y) delivered by the Issuer to its creditors under any documentation governing any Senior Debt.

Section 5.02 Notice of Material Events. The Issuer will give prompt notice to the Holder of (i) any event or condition that constitutes an Event of Default or Default, and (ii) of any litigation or proceeding affecting the Issuer or its Restricted Subsidiaries, which could reasonably be expected to result in a Material Adverse Effect.

Section 5.03 Existence. The Issuer will and will cause each of its Restricted Subsidiaries to preserve and maintain its legal existence, except as otherwise permitted hereunder.

Section 5.04 Notice of Changes in Organizational Documents. If there is any change in the certificate of incorporation or by-laws of the Issuer or any of its Restricted Subsidiaries, the Issuer will promptly notify the Holder thereof and deliver the revised copies thereof to the Holder.

Section 5.05 Compliance with Applicable Law. The Issuer will, and will cause each of its Restricted Subsidiaries to, comply in all respects with the requirements of all applicable law, except where the failure to do so individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintenance of Properties. The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all material properties used in their respective businesses (whether owned or held under lease), other than obsolete equipment or unused assets.

Section 5.07 Accounting Methods and Financial Records. The Issuer will, and will cause each of its Restricted Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP in all material respects, keep adequate records and books of account in which complete entries in all material respects will be made in accordance with GAAP in all material respects and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records in all material respects of their respective material properties and assets.

Section 5.08 Insurance. The Issuer will, and will cause each of its Restricted Subsidiaries to maintain insurance including, but not limited to, business interruption coverage, personal property coverage, workmen’s compensation coverage and directors and officers coverage from responsible companies in such amounts and against such risks to the Issuer and each of its Subsidiaries as is prudent for similarly situated companies engaged in similarly situated industries and such types, with such limits and deductibles and containing such other terms and conditions as are prudent in the reasonable business judgment of the Issuer.

Section 5.09 Payment of Taxes. The Issuer will, and will cause each of its Restricted Subsidiaries to, pay and discharge all taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto; except that no such tax, assessment, charge, levy or claim need be paid (x) which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge and no foreclosure, distraint, sale or similar proceedings shall have been commenced. The Issuer will, and will cause each of its Restricted Subsidiaries to, timely file all income and material non-income information returns required by federal, state or local tax authorities before penalties attach thereto.

Section 5.10 Visits and Inspections. The Issuer will, and will cause each of its Restricted Subsidiaries to, permit representatives of the Holder, upon reasonable prior written notice, to (i) visit and inspect the properties of the Issuer or any of its Restricted Subsidiaries during business hours, (ii) inspect and make extracts from and copies of their respective books and records, and (iii) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects. The Issuer and each of its Restricted Subsidiaries will also permit representatives of the Holder to discuss with their respective accountants the Issuer’s and its Restricted Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations and business prospects to the extent the Issuer is given the opportunity to be present.

ARTICLE 6

NEGATIVE COVENANTS

So long as any amount payable under this Note remains unpaid, the Issuer covenants and agrees that the Issuer shall not and shall not permit any of its Restricted Subsidiaries to:

Section 6.01 Limitations on Indebtedness. Incur or assume any Indebtedness unless after giving pro forma effect to such incurrence on a pro forma basis, the Leverage Ratio would not be greater than 3 to 1.

Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may incur the following Indebtedness:

(a) Indebtedness incurred pursuant to the Notes, including the accrual and/or capitalization of interest on this Note and any applicable fees, costs or expenses associated therewith;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(b) and any refinancing, extension or replacement thereof;

(c) Indebtedness of Issuer or any of its Restricted Subsidiaries to the Issuer or any other Restricted Subsidiary, so long as to the extent such Indebtedness is owing by Issuer, it is subordinated to the obligations hereunder;

(d) Guarantees of other Indebtedness permitted pursuant to this Section 6.01;

(e) Indebtedness in respect of Swap Contracts designed to hedge against the Issuer’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(f) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Issuer or any direct or indirect parent of Issuer permitted by Section 6.04;

(g) Indebtedness with respect to Capitalized Lease Obligations or with respect to purchase of equipment; or

(h) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, supporting obligations, bankers’ acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims.

Section 6.02 Disposition of Assets. At any time sell, lease, abandon, or otherwise dispose of any assets, other than:

(a) Dispositions of inventory in the ordinary course of business;

(b) (i) Dispositions of obsolete, surplus or worn out property in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Issuer or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries outside the ordinary course of business in an aggregate amount not to exceed $500,000 per annum;

(c) Dispositions of immaterial assets in the ordinary course of business;

(d) Dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(e) Dispositions of property to the Issuer or any Restricted Subsidiary;

(f) to the extent constituting Dispositions, the making of Investments permitted by Section 6.03 and Restricted Payments permitted by Section 6.04;

(g) Dispositions of cash and Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to casualty events or condemnation or eminent domain;

(j) Dispositions of property not otherwise permitted under this Section 6.02 in an aggregate amount in any year not to exceed 10.0% of Consolidated EBITDA for the most recently ended four quarter fiscal period at the time any Disposition is made pursuant to this clause (j);

(k) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(l) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Issuer;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the unwinding of any Swap Contracts pursuant to its terms;

(o) sales of non-core assets acquired in connection with Investments; provided that the aggregate amount of such sales shall not exceed 25.0% of the fair market value of the acquired entity or business; and

(p) Disposition of the Equity Interests of an Unrestricted Subsidiary for fair market value as determined in good faith by the Issuer’s board of directors or similar governing body.

Section 6.03 Investments. Directly or indirectly make any Investment except that the Issuer and its Restricted Subsidiaries may make:

(q) Investments to purchase Cash Equivalents;

(r) Investments in the Issuer or a Restricted Subsidiary;

(s) Investments in any Person (i) that will, upon the making of such Investment, become a Restricted Subsidiary or (ii) if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

(t) (i) intercompany loans and advances permitted pursuant to Section 6.01; and (ii) capital contributions or other Investments by the Issuer or any of its Restricted Subsidiary in the Issuer or one of its Restricted Subsidiaries;

(u) loans or advances to officers, directors, consultants and employees of the Issuer or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Issuer and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $500,000;

(v) Investments (i) consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(w) Investments consisting of Restricted Payments permitted by Section 6.04 and Guarantees of Indebtedness permitted pursuant to this Section 6.01;

(x) Investments existing or contemplated on the Issue Date and set forth on Schedule 6.03(h) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any original Investment under this clause (h) is not increased except by the terms of such Investment as of the Issue Date or as otherwise permitted by Section 6.03;

(y) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(z) Investments (including debt obligations and Equity Interests) received in connection with permitted dispositions under Section 6.02, the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(aa) other Investments, in an aggregate amount outstanding pursuant to this clause (k) at any time not to exceed $1,000,000 (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);

(bb) advances of payroll payments to officers and employees and advances of fees and payments to directors and consultants, in each case, in the ordinary course of business;

(cc) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Issuer or proceeds thereof or capital contributions in respect thereof;

(dd) Investments of a Restricted Subsidiary acquired after the Issue Date or of a corporation merged or amalgamated or consolidated into the Issuer or merged, amalgamated or consolidated with a Restricted Subsidiary, after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, and were in existence on the date of such acquisition, merger or consolidation;

(ee) Guarantees by the Issuer or any of its Restricted Subsidiaries of leases (other than capitalized leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(ff) Investments in deposit accounts and securities accounts opened in the ordinary course of business.

Section 6.04 Restricted Payments. Directly or indirectly declare or make any Restricted Payment except that:

(gg) each Restricted Subsidiary may make Restricted Payments to the Issuer, and other Restricted Subsidiaries of the Issuer (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Issuer and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(hh) the Issuer and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in Equity Interests;

(ii) repurchases of Equity Interests in the Issuer (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants,

(jj) the Issuer may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer, by any future, present or former employee, officer, director, manager or consultant of the Issuer or any of its Restricted Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any such employee, director, officer or consultant; provided that the aggregate amount of Restricted Payments made pursuant to this clause (d) shall not exceed an aggregate amount of $500,000 in any calendar year;

(kk) notwithstanding anything to the contrary herein, the Issuer may make regularly scheduled payments of interest on any subordinated debt in accordance with its terms and the applicable subordination agreement;

(ll) the Issuer may make payments for the reimbursement of expenses of board members in connection with the performance of their duties as directors;

(mm) the Issuer may make consummate transactions expressly permitted pursuant to Section 6.03 and Section 6.05; and

(nn) the Issuer may make other Restricted Payments with the proceeds of, in each case to the extent not otherwise applied: (i) the net proceeds from the sale of (or capital contributions in respect of) Equity Interests of the Issuer and (ii) the net proceeds from the sale of the Equity Interests of (or dividend or distribution received from) an Unrestricted Subsidiary, provided that, the amount available to be applied for Restricted Payments pursuant to this clause (iii) shall be net of the aggregate amount of Investments made in Unrestricted Subsidiaries pursuant to Section 6.03(k).

Section 6.05 Affiliate Transactions. At any time engage in any transaction with an Affiliate (other than the Issuer or one of its Restricted Subsidiaries), or make an assignment or other transfer of any of its properties or assets to any such Affiliate, in each case, on terms materially less advantageous to the Issuer or such Restricted Subsidiary than would be the case if such transaction had been effected with a non-Affiliate, except:

(oo) as specifically provided herein (including the payment of any sums permitted under Section 6.04 hereof and transactions under Section 6.03);

(pp) as may be described on Schedule 2 attached hereto or any amendment or modification thereto or replacement thereof (so long as any such amendment, modification or replacement is not disadvantageous to the Noteholders in any material respect as compared to the applicable agreement in effect on the Issue Date);

(qq) for agreements and arrangements entered into with employees of the Issuer or any of its Restricted Subsidiaries as part of normal compensation, incentive compensation and expense reimbursement;

(rr) the payment or performance of obligations under the Management Agreement;

(ss) the payment of reasonable and customary fees, bonuses, severance, retirement packages, paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(tt) the issuance of Equity Interests of the Issuer to the extent not otherwise restricted hereunder;

(uu) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders; and

(vv) other transactions to the extent that the amount of such transaction does not exceed $250,000 and the aggregate amount of all such transactions during any one fiscal year of the Issuer does not exceed $500,000.

Section 6.06 Limitation on Upstream Dividends and Loans by Subsidiaries. Except for (i) restrictions imposed by applicable law and (ii) restrictions imposed by the Notes and any documentation governing any Senior Debt, permit any of its Restricted Subsidiaries to enter into or agree, or otherwise become subject, to any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited or otherwise restricted from declaring or paying any cash dividends or distributions on any class of its Equity Interests owned directly or indirectly by the Issuer or from making any other distribution on account of any class of any such Equity Interests owned directly or indirectly by the Issuer; or (b) such Restricted Subsidiary would be prohibited from making loans to the Issuer or repaying loans or advances to the Issuer; provided that the foregoing clauses shall not apply to contractual obligations which (i) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Issuer, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Issuer, (ii) arise in connection with any Disposition permitted by Section 6.02 and relate solely to the assets or Person subject to such Disposition, or (iii) are customary restrictions in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto.

ARTICLE 7

OBLIGATIONS ABSOLUTE

No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate, and in the manner, herein prescribed.

ARTICLE 8

WAIVERS OF DEMAND, ETC.

The Issuer hereby expressly waives (to the extent permitted by applicable law) demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

ARTICLE 9

REPLACEMENT NOTES

In the event that the Holder notifies the Issuer that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Outstanding Principal Amount, if different than that shown on the original Note) shall be issued by the Issuer to the Holder; provided that the Holder executes and delivers to the Issuer an agreement reasonably satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such lost, stolen or destroyed Note.

ARTICLE 10

PAYMENT OF EXPENSES

The Issuer agrees to pay all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by the Holder in connection with any waiver or consent hereunder, any amendment hereof, any Event of Default or alleged Event of Default hereunder or in enforcing the provisions of this Note and/or collecting any amount due under this Note.

ARTICLE 11

DEFAULTS AND REMEDIES

Section 11.01 Events of Default. If any one or more of the following events (each, an “Event of Default”) occurs and is continuing:

(a) any default by the Issuer in any payment of interest on this Note when the same becomes due and payable, and such default continuing for a period of 180 calendar days;

(b) any default by the Issuer in the payment of any principal on this Note when the same becomes due and payable at the Maturity Date, upon acceleration or otherwise;

(c) the Issuer shall default in the observance or performance of any other agreement contained in this Note (other than as provided in paragraphs (a) and (b) of this Section 11.01), and such default shall continue un-remedied for a period of thirty (30) calendar days after the receipt of notice of such default shall have been given to the Issuer by the Required Noteholders;

(d) any representation or warranty made or deemed made by the Issuer herein or in any other document furnished by it at any time under or in connection with this Note shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished;

(e) there shall be entered and remain unstayed a decree or order for relief in respect of the Issuer or any of its Restricted Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable foreign, Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Issuer or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Issuer or any of its Restricted Subsidiaries; or an involuntary petition shall be filed against the Issuer or any of its Restricted Subsidiaries and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

(f) the Issuer or any of its Restricted Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable foreign, Federal or state bankruptcy law or other similar law, or the Issuer or any of its Restricted Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any of its Restricted Subsidiaries or of any substantial part of their respective properties, or the Issuer or any of its Restricted Subsidiaries shall take any action in furtherance of any such action;

(g) there is entered by any court or arbitration panel against the Issuer or any of its Restricted Subsidiaries a final non-appealable monetary judgment, decree or award not covered by insurance or indemnification, for the payment of money which exceeds singly or in the aggregate with other such judgments, $5,000,000, and if, within sixty days after the entry, issue or levy thereof, such judgment, shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged or removed to bond within 60 days thereafter;

(h) there shall occur (i) any payment default (after giving effect to all grace periods and notices) under any instrument, document or agreement relating to any Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000; (ii) any event or condition the occurrence of which would permit acceleration of such Indebtedness, or which, as a result of a failure to comply with the terms thereof, would make such Indebtedness otherwise due and payable, and which event or condition has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; or (iii) an acceleration of any Senior Debt; or

(i) Any Note or any material provision thereof, shall at any time and for any reason (other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the obligations under this Note) be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Issuer or any of its Restricted Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof or satisfaction of the Obligations), or the Issuer or any of its Restricted Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Note (other than for payment of the Obligations); or

(j) Any Change of Control shall occur;

then, the Required Noteholders may, at their option, by notice to the Issuer, declare all the Notes to be forthwith due and payable, whereupon the principal of the Notes, together with accrued interest thereon, shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Issuer; provided, however, that in any event described in Section 11.01(e) or (f), all the Notes, together with interest accrued thereon, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer.

Section 11.02 Acceleration. The Required Noteholders may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto. A delay or omission by the Required

Noteholders or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are, to the extent permitted by law, cumulative.

Section 11.03 Waiver of Past Defaults. Waiver of Past Defaults. The Required Noteholders may waive any past or existing Default and its consequences. When a Default is waived, it is deemed cured, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right. No failure to exercise and no delay in exercising, on the part of the Required Noteholders or any Holder, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04 Waiver of Stay or Extension Laws. The Issuer (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Note, and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 12

SUBORDINATION

Section 12.01 Agreement to Subordinate. If requested by a holder of Senior Debt, the Holder agrees to subordinate the Indebtedness and other obligations evidenced by this Note pursuant to the terms and conditions of a subordination agreement reasonably satisfactory to the Holder.

ARTICLE 13

SAVINGS CLAUSE

In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

ARTICLE 14

ENTIRE AGREEMENT; AMENDMENTS

This Note constitutes the full and entire understanding and agreement between the Issuer and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Issuer and the Required Noteholders. Notwithstanding the foregoing, if (x) any amendment or waiver of any provision or term of this Note is proposed at any time after the dissolution of CP IV and/or the distribution of Notes to the members of CP IV and (y) such amendment or waiver would reduce the principal of, or rate of interest on, any Note or postpone the date fixed for any payment of principal and/or interest on any Note, such amendment or waiver shall require the written consent of a majority in interest of all Holders of Notes other than CP IV and its Affiliates (determined by reference to the aggregate principal amount of Notes held by such other Holders).

ARTICLE 15

TRANSFER; ASSIGNMENT, ETC.

Prior to an Initial Public Offering this Note shall not be assignable by Holder except with prior consent of a Board Majority of the Minority (as such term is defined in the Issuer’s Certificate of Incorporation, as amended), such consent not to be unreasonably withheld and after an Initial Public Offering there shall be no such restriction on assignment. Subject to the foregoing sentence, Holder may exchange any Note for Notes of different denominations, by surrendering such Note to the Issuer together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note. Subject to any restrictions under applicable law, with the prior written consent of the Required Noteholders, a Holder may transfer a Note to a new Holder, by surrendering such Note to the Issuer duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new Holder, together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new Holder and each address therefor. In each case, the Issuer shall simultaneously deliver to such Holder or its designee such new Notes and shall mark the surrendered Notes as canceled. In lieu of the foregoing procedures, a Holder may, with the prior written consent of the Required Note Holders, assign a Note (in whole but not in part) to a new Holder by sending written notice to the Issuer of such assignment specifying the new Holder’s name and address; in such case, the Issuer shall promptly acknowledge such assignment in writing to both the old and new Holder. The Issuer shall not be required to recognize any subsequent Holder of a Note unless and until the Issuer has received reasonable assurance that all applicable transfer taxes have been paid.

ARTICLE 16

NO WAIVER

No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

ARTICLE 17

NOTICES

Unless otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Issuer:

Valeritas, Inc.

750 Route 202 South

Suite 100

Bridgewater NJ 08807

Attention: Chief Financial Officer

Telephone: 908-927-9920

Facsimile: 908-927-9927

With a copy to:

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton NJ 08540

Telephone number: 609-919-6600

Facsimile number: 609-919-6701

Attention: Steven M. Cohen, Esquire

If to the Holder, to its address and facsimile number appearing in the Notes Register, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) Business Days prior to the effectiveness of such change. Written confirmation of receipt (x) given by the recipient of such notice, consent, waiver or other communication, (y) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (z) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

ARTICLE 18

HOME OFFICE PAYMENT; MISCELLANEOUS

The Issuer shall make all cash payments due on this Note in immediately available funds to a bank account of the Holder specified in writing by the Holder to the Issuer. Whenever the sense of this Note requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

ARTICLE 19

CHOICE OF LAW AND VENUE; WAIVER OF JURY TRIAL

This Note shall be governed by and construed in accordance with the law of the State of New York. The Issuer hereby irrevocably consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City (and of the appropriate appellate courts therefrom) in any suit, action or proceeding seeking to enforce any provision of, or based on any suit, action or proceeding arising out of or in connection with, this Note or the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Article 19 shall be deemed effective service of process on such party. THE ISSUER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE.

ARTICLE 20

INDEMNITY

The Issuer agrees to indemnify and hold harmless each Noteholder and each of their respective Affiliates, employees, representatives, shareholders, officers, directors, trustees, agents and advisors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, losses, damages, actions, reasonable attorneys’ fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims, whether or not the Issuer, any Subsidiary thereof or the Person seeking indemnification is the prevailing party arising out of (i) the Notes or otherwise under this agreement, or any transaction contemplated hereby or thereby, (ii) any claims against the Noteholders, or any of them, by any shareholder or other investor in or lender to the Issuer or any

Subsidiary thereof, by any brokers or finders or investment advisers or investment bankers retained by the Issuer or by any other third party, arising out of this Note; provided that no Indemnitee will be indemnified hereunder for its gross negligence or willful misconduct.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its officer thereunto duly authorized.

Dated: September 8, 2011

VALERITAS, INC.

By:	/s/ Kristine Peterson
Name: Kristine Peterson
Title: CEO

ACKNOWLEDGED AND AGREED as of the date first above written:

WCAS CAPITAL PARTNERS IV, L.P.

By:	WCAS CP IV Associates LLC,
its General Partner

By:	/s/ Jonathan Ratner
Name: Jonathan Ratner
Title: Managing Member

SIGNATURE PAGE TO PROMISSORY NOTE